As filed with the Securities and Exchange Commission on October 20, 1995

                                                     Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                                   WICOR, Inc.
             (Exact name of registrant as specified in its charter)

            Wisconsin                                   39-1346701
         (State or other                             (I.R.S. Employer
         jurisdiction of                            Identification No.)
        incorporation or
          organization)
                            626 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 291-7026
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _______________________

                                Joseph P. Wenzler
              Vice President, Treasurer and Chief Financial Officer
                                   WICOR, Inc.
                            626 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 291-7026
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________

                                 With a copy to:

     Jere D. McGaffey, Esq.                        David P. Falck, Esq.
         Foley & Lardner                        Winthrop, Stimson, Putnam &
    777 East Wisconsin Avenue                             Roberts
      Milwaukee, Wisconsin                        One Battery Park Plaza
           53202-5367                          New York, New York 10004-1490
         (414) 271-2400                               (212) 858-1000

                          ____________________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                          ____________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed      Amount
       Title of Each                     Maximum      Maximum         of
         Class of                       Offering     Aggregate      Regis-
     Securities to be    Amount to be   Price Per     Offering     tration
        Registered      Registered(1)    Unit(2)      Price(2)       Fee

    Common Stock, $1
      par value, with
      attached Common     1,265,000
      Stock Purchase      shares and
      Rights                rights       $30.0625    $38,029,063    $13,114

   (1) Each share of WICOR, Inc. Common Stock has attached thereto one Common Stock Purchase Right.
   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for WICOR, Inc. Common Stock as reported on the New York Stock Exchange on October 18, 1995. The value attributable to the Rights is reflected in the price of the Common Stock.

                             ______________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 20, 1995
   PROSPECTUS
                                1,100,000 Shares

                                   WICOR, INC.

                                  Common Stock
                              ____________________

        WICOR, Inc. (the "Company") is offering hereby 1,100,000 shares of its common stock, $1.00 par value (the "Common Stock"). The Common Stock is listed on the New York Stock Exchange under the symbol WIC. On October 19, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange was $30.125 per share.
                              ____________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                            Price to    Underwriting   Proceeds to
                             Public     Discount(1)     Company(2)
    Per Share . . . . . .       $            $              $

    Total(3)  . . . . . .    $           $              $

   (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
   (2)  Before deducting expenses payable by the Company estimated at
        $175,000.
   (3) The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock to cover over-allotments, if any. If all of such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will
        be $           , $           and $          , respectively.  See
        "Underwriting."
                              ____________________

             The shares of Common Stock offered hereby are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York, on or about
    , 1995.
                              ____________________
   Merrill Lynch & Co.
                            Dean Witter Reynolds Inc.
                                                        Robert W. Baird & Co.
                                                              Incorporated
                              ____________________

               The date of this Prospectus is              , 1995

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
   Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission (File No. 1-7951) pursuant to the Exchange Act are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995.

        3. The Company's Registration Statement on Form 8-A under the Exchange Act with respect to the Common Stock, including any amendment or reports filed for the purpose of updating such description.

        4. The Company's Registration Statement on Form 8-A under the Exchange Act with respect to the Common Stock Purchase Rights, including any amendment or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of shares which is the subject hereof shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated herein by reference; accordingly, such information contained herein is qualified in its entirety by reference to such documents incorporated herein by reference and should be read in conjunction therewith.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to WICOR, Inc., 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Robert A. Nuernberg, Secretary (telephone: (414) 291-7026).


                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus or in the documents incorporated in this Prospectus by reference. All references to the Company herein include the Company and all of its subsidiaries, except where the context otherwise indicates. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  The Offering

    Company . . . . . . . . . .   WICOR, Inc.

    Common Stock Offered  . . .   1,100,000 shares

    Common Stock to be
      Outstanding after the
      Offering  . . . . . . . .                 shares

    Use of Proceeds . . . . . .   To finance a portion of the
                                  purchase price of the Company's
                                  July 1995 acquisition of Hypro
                                  Corporation.  See "Use of
                                  Proceeds."
    New York Stock Exchange
      Symbol  . . . . . . . . .   WIC

    Price Range on the New York
      Stock  Exchange from
      January 1, 1995  through
      October 19, 1995  . . . .   High:  $30.875   Low:  $26.625

    Last Reported Sale Price on
      the New York  Stock
      Exchange on October 19,
      1995  . . . . . . . . . .   $30.125

    Current Indicated Annual
      Dividend Rate . . . . . .   $1.64


                                   The Company

             The Company is a diversified holding company with two principal business groups: natural gas distribution and related services, and manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids. The Company engages in natural gas distribution through its Wisconsin Gas Company subsidiary ("Wisconsin Gas"). Wisconsin Gas is the oldest and largest natural gas distribution utility in Wisconsin. For the year ended December 31, 1994, Wisconsin Gas served approximately 495,000 customers in 496 communities. Wisconsin Gas generated $556.6 million or 64.1% of the Company's 1994 operating revenues and $18.9 million or 57.0% of the Company's 1994 net income. Through several nonutility subsidiaries, the Company also engages in the manufacture and sale of pumps and processing equipment. The Company's products primarily have water system, pool and spa, agricultural, recreational vehicle ("RV")/marine and beverage/food service applications. The Company markets its manufactured products in 100 countries. The Company's manufacturing subsidiaries generated $311.2 million or 35.9% of the Company's 1994 operating revenues and $14.3 million or 43.0% of the Company's 1994 net income.

                                               Summary of Consolidated Financial Data
                                         (Dollars in thousands except for per share amounts)
                                         Six Months Ended
                                             June 30,                    Year Ended December 31,
                                        1995          1994          1994          1993           1992
                                           (Unaudited)
    Income Statement Data:
    Operating Revenues:
      Gas Distribution  . . . . .       $286,469      $341,497      $556,587      $574,835    $495,415
      Manufacturing . . . . . . .        162,034       165,207       311,168       274,693     251,994
                                        --------       -------      --------      --------     -------
      Total Operating Revenues  .        448,503       506,704       867,755       849,528     747,409
    Operating Income  . . . . . .         51,304        54,944        66,610        63,951      53,315
    Net Income  . . . . . . . . .         27,467        29,200        33,174        29,313      14,799(1)
    Weighted Average Number of
      Shares Outstanding (000)  .         16,936        16,559        16,708        16,096      15,490
    Earnings Per Common Share . .       $   1.62      $   1.76      $   1.99      $   1.82    $    .96(1)
    Cash Dividends Per Share of
      Common Stock  . . . . . . .            .80           .78          1.58          1.54        1.50
    Operating Data:
    Degree Days . . . . . . . . .          4,086         4,506         6,431         6,775      6,683
    Gas Sold and Transported
         (Millions of Therms)
      Sold  . . . . . . . . . . .            659           661         1,077         1,031         956
      Transported . . . . . . . .             64            61           119           174         214
                                         -------        ------       -------       -------     -------
      Total . . . . . . . . . . .            723           722         1,196         1,205       1,170
                                         =======        ======       =======       =======     =======


                                                         At June 30, 1995
                                                   Actual(2)            As Adjusted(3)
                                                            (Unaudited)
    Balance Sheet Data:
    Total Assets  . . . . . . . . . . .        $871,226             $871,226
    Short-Term Debt (4) . . . . . . . .          11,524
    Capitalization:
    Long-Term Debt  . . . . . . . . . .         167,679   35.4%      167,679        %
    Common Stock Equity . . . . . . . .         306,517   64.6%                     %
                                               -------- -------     --------   ------
      Total Capitalization  . . . . . .        $474,196  100.0%     $               %
                                               ======== =======     ========   ======


   (1)    Effective January 1, 1992, the Company adopted Statement of
          Financial Accounting Standard Nos. 106 and 109, resulting in a $6.2 million ($.40 per share) and a $1.8 million ($.11 per share) charge, respectively, to net income for the year ended December 31, 1992.

   (2) On October 4, 1995, Wisconsin Gas filed an application with the Public Service Commission of Wisconsin (the "PSCW") seeking authority to issue up to $75 million aggregate principal amount of debt securities. Subject to regulatory approval and market conditions, it is currently expected that Wisconsin Gas will issue such debt during the fourth quarter of 1995. The net proceeds from such offering, if completed, will be used to redeem the $50 million outstanding aggregate principal amount of Wisconsin Gas' 9 %
          Notes due 1997 and to repay short-term debt. The financial information in the table above is not adjusted to reflect the proposed issuance of such debt securities by Wisconsin
          Gas.

   (3)    Adjusted to reflect the sale of 1,100,000 shares of Common
          Stock offered by the Company hereby and assuming the application of the estimated net proceeds therefrom to repay short-term debt. See "Use of Proceeds."

   (4) Does not reflect debt incurred to effect the July 19, 1995 acquisition of Hypro Corporation. See "Recent Development."

                                 USE OF PROCEEDS

        The net proceeds from the sale of the Common Stock, estimated at $ million, will be contributed to Hypro Corporation ("Hypro"), a wholly-owned subsidiary of the Company, and will be used to repay a portion of the borrowings under the credit facility entered into in connection with the July 1995 acquisition of Hypro. See "Recent Development." Amounts borrowed under this credit facility accrued interest at an annual rate of
   approximately      % as of October    , 1995, and mature in July, 1996.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        The Company's Common Stock is traded on the New York Stock Exchange under the symbol WIC. The last sale price for the Common Stock on October
     , 1995 was $       .  The following table sets forth the quarterly high
   and low closing prices per share of the Common Stock as reported on the New York Stock Exchange and the dividends declared per share of Common Stock for the periods indicated.


                                            Stock Price         Cash
                                                              Dividends
                                          High        Low     Declared
    Fiscal Period
      1993:
         First Quarter  . . . . . . .     $29.000    $25.625      $0.38
         Second Quarter . . . . . . .      31.375     27.750       0.38
         Third Quarter  . . . . . . .      32.750     29.375       0.39
         Fourth Quarter . . . . . . .      32.875     28.000       0.39

      1994:
         First Quarter  . . . . . . .     $32.625    $27.000      $0.39
         Second Quarter . . . . . . .      31.125     25.500       0.39
         Third Quarter  . . . . . . .      31.125     28.125       0.40
         Fourth Quarter . . . . . . .      29.500     25.875       0.40

      1995:
         First Quarter  . . . . . . .     $30.500    $27.250      $0.40
         Second Quarter . . . . . . .      29.750     26.625       0.40
         Third Quarter  . . . . . . .      30.875     27.125       0.41
         Fourth Quarter (through           30.500     30.000         --
         October 19, 1995)  . . . . .


        Certain of the Company's subsidiaries are subject to limitations or restrictions on their ability to declare and pay dividends to the Company. A November 1993 rate order of the PSCW requires Wisconsin Gas to request PSCW approval prior to payment of dividends on its common stock to the Company if the payment would reduce its common equity (net assets) below 43% of total capitalization (including short-term debt). Under this
   requirement, $     million of Wisconsin Gas' net assets at September 30,
   1995 were available for such dividends without PSCW approval. In addition, the PSCW must also approve any dividends in excess of $16 million for the 12 month period beginning November 1 of each year if such dividends would dilute Wisconsin Gas' total equity below 43.43% of its total capitalization. Wisconsin Gas paid $16 million in dividends for the 12 months ending October 31, 1995, and its ratio of equity to total
   capitalization as of such date was                     .

        In connection with its long-term debt agreements, Sta-Rite Industries, Inc. ("Sta-Rite"), a manufacturing subsidiary of the Company, is subject to restrictions on working capital, shareholder's equity and debt. These agreements also limit the amount of retained earnings available for the payment of cash dividends to the Company and for certain
   investments.  At September 30, 1995, $      million of Sta-Rite's net
   assets were available for payment of dividends to the Company.

        Future dividends will depend on future earnings, future rates allowed Wisconsin Gas, the cash position and financial condition of the Company and its subsidiaries and other factors. At current dividend rates, after giving effect to the issuance of the shares in this offering (assuming the Underwriters' over-allotment option is not exercised), the Company's quarterly dividend payments on its outstanding Common Stock would be
   approximately $      million.

                                   THE COMPANY

        The Company is a diversified holding company with two principal business groups: natural gas distribution and related services, and manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids. The Company engages in natural gas distribution through Wisconsin Gas, the oldest and largest natural gas distribution utility in Wisconsin. At December 31, 1994, Wisconsin Gas served approximately 495,000 customers in 496 communities. Wisconsin Gas generated $556.6 million or 64.1% of the Company's 1994 operating revenues and $18.9 million or 57.0% of the Company's 1994 net income. Through several nonutility subsidiaries, the Company also engages in the manufacture and sale of pumps and processing equipment. The Company's products primarily have water system, pool and spa, agricultural, RV/marine and beverage/food service applications. The Company markets its manufactured products in 100 countries. The Company's manufacturing subsidiaries generated $311.2 million or 35.9% of the Company's 1994 operating revenues and $14.3 million or 43.0% of the Company's 1994 net income. The principal executive offices of the Company are located at 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-7026. The Company is incorporated under the laws of the State of Wisconsin and is exempt from registration as a holding company under the Public Utility Holding Company Act of 1935, as amended.

   Natural Gas Distribution and Related Services Business

        The Company's primary energy business is the distribution of natural gas through its Wisconsin Gas subsidiary, which is a regulated public utility. In response to regulatory changes in the natural gas industry, the Company also has recently begun to expand its natural gas related business to include selling natural gas supply services and marketing energy related retail products and services, as well as marketing the Company's expertise in managing meter reading and billing services for gas, water and electric utilities. Natural gas distribution activities accounted for 64.1% of the Company's 1994 operating revenues and 57.0% of 1994 net income.

        Distribution of Natural Gas. At December 31, 1994, Wisconsin Gas distributed gas to approximately 495,000 residential, commercial and industrial customers in 496 communities throughout Wisconsin with an estimated population of 1,458,000 based on the State of Wisconsin's estimates for 1994. During 1994, Wisconsin Gas added more than 10,000 new customers.

        Wisconsin Gas' business is highly seasonal, particularly as to residential and commercial sales for space heating purposes, with a substantial portion of its sales occurring in the winter heating season. Most of Wisconsin Gas' large commercial and industrial customers are dual-fuel customers that are equipped to switch between natural gas and alternate fuels. Wisconsin Gas actively assists customers in buying gas, arranging transportation and managing other aspects of acquisition, transportation and use of natural gas in order to facilitate customers' decision to use natural gas rather than alternate fuels.

        For the year ended December 31, 1994, Wisconsin Gas delivered 1,196 million therms of natural gas to its customers (1 therm equals 100,000 BTU's). Of this total, residential customers accounted for approximately 38.8%, commercial customers approximately 15.5%, large volume commercial and industrial customers approximately 12.2%, commercial and industrial interruptible customers approximately 23.6%, and transportation-only customers approximately 9.9%. Wisconsin Gas earns the same margin (difference between revenue and cost of natural gas) whether it sells natural gas to customers or transports customer-owned gas.

        Wisconsin Gas is subject to the jurisdiction of the PSCW as to various phases of its operations, including rates, service and issuance of securities. The PSCW has instituted a generic proceeding to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the gas industry. To date, the PSCW has made a policy decision to deregulate gas costs for customer segments with workably competitive market choices. Hearings are scheduled to begin in January 1996, with the expectation that the general policy decisions defining the scope of a new regulatory framework will be made by the end of 1996. The Company is unable to determine what impact this proceeding may have on Wisconsin Gas' future operations.

        Other Natural Gas Related Businesses. In the spring of 1995, the Company formed two non-regulated energy services-related businesses, WICOR Energy Services Company, a wholly owned subsidiary of the Company, and FieldTech, a division of Wisconsin Gas. These businesses offer a variety of services, including natural gas supply and related services; energy and risk management; and contract meter reading, field management and billing services for public and municipal gas, water and electric utilities. The Company views these businesses as important elements in meeting increasing competitive challenges in the natural gas industry and as a new source of growth for its energy related operations. The revenues derived from these businesses are not, however, material to the Company at the present time.

        Business Strategy. The Company's strategy for growing its natural gas distribution business is to add new customers through on-main additions and, when appropriate, to expand its distribution system to serve more communities. In addition, the Company intends to expand its existing gas equipment leasing program and offer pipe construction and maintenance service to municipal utilities. Finally, as deregulation continues to open natural gas markets, the Company intends to provide additional services, such as load forecasting and information services, to natural gas consumers, marketers and shippers.

        The Company's strategy for growing its non-regulated natural gas related business is to offer new services to existing customers and to seek to exploit opportunities in the developing market for non-regulated energy services. These growth opportunities include providing natural gas supply and related services; energy and risk management services for large customers; developing and marketing energy products and services for residential and small commercial customers; selling other forms of energy (such as oil and electricity); and providing contract meter reading, field management, and turnkey automated meter reading programs for public and municipal gas, water and electric utilities.

   Manufacturing Business

        Through its manufacturing subsidiaries, the Company manufactures and sells pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids for a wide array of specialized applications and markets. The Company operates fourteen manufacturing plants in six countries, including seven plants in the United States, and has twenty-four sales/distribution centers in ten countries, including ten centers in the United States. Manufacturing activities accounted for 35.9% of the Company's 1994 operating revenues and 43.0% of 1994 net income.

        Products and Markets. The Company's water and fluid pumping and processing products are sold in five major markets and several smaller markets. The five major markets below accounted for approximately 91% of the Company's 1994 manufacturing operating revenues (adjusted on a pro forma basis to include Hypro's revenues for such period), with the water system, pool/spa and agricultural markets providing 49%, 19% and 12% of such revenues, respectively. Products are distributed through professional well drillers and plumbers (62%), retail stores (21%) and original equipment manufacturers (17%).

             Water Systems Market: The Company manufactures and sells pumps, water storage and pressure tanks, and filters used to supply groundwater for residential, commercial and farm use in areas not served by municipal water systems.

             Pool/Spa Market: The Company manufactures and sells pumps, filters and accessories used in private and public swimming pools, spas and hot tubs.

             Agricultural Market: The Company manufactures and sells pumps for agricultural and spot spraying and irrigation.
        Primary uses include crop, turf and lawn spraying, irrigation and pest control.

             RV/Marine Market: The Company manufactures and sells pumps used in potable water systems in motor homes, travel trailers and boats, and bilge pumping systems, live well pumping systems and wash down systems for marine applications. The Company also manufactures and sells pumps used in engine cooling systems for marine applications.

             Beverage/Food Service Market: The Company manufactures and sells pumps used for pumping soft drinks, condiments and other food service products in restaurants and cafeterias.

             Other Markets: The Company manufactures and sells a variety of other pumps and accessories used in industrial, water purification, high-pressure cleaning fire protection, sewage removal, and water fountain systems.

        Certain of the Company's products hold a significant share of the markets in which they are sold. The Company believes it has the number one or number two position in certain segments of the pump market for water systems, agricultural, pool, recreational vehicle and beverage applications. The Company's products are marketed under various brand names, including Sta-Rite/R/, Berkeley/R/, Flotec/R/, Onga, Nocchi, AquaTools, SHURflo/R/, Hypro/R/, SherTech/R/ and FoamPro/R/.

        International Operations. The Company manufactures and sells the products identified above to international markets through its international subsidiaries and exports from the United States. The Company has manufacturing facilities in Australia, Germany, Italy, New Zealand and Russia, and sales/distribution centers in Australia, France, Canada, England, Italy, Mexico, New Zealand and Singapore. Products are sold in approximately 100 countries. Of the Company's 1994 manufacturing operating revenues (adjusted on a pro forma basis to include Hypro's revenues for such period), sales in North America accounted for 74%; Australia accounted for 11%; Europe accounted for 11%; and Asia accounted for 4%.

        International and export sales have grown steadily over the past decade, increasing from $20 million in 1985 to $114 million in 1994 and accounted for 37% of 1994 manufacturing revenues.

        Business Strategy. The Company's strategy for growing its manufacturing business is based on making strategic acquisitions, introducing new products to existing or related markets, continuing international expansion and expanding its product distribution network. Management believes that international markets offer the Company its greatest opportunities for growth.

        The pump and fluid processing equipment industry in which the Company competes is generally fragmented, and acquisitions are a key part of the Company's manufacturing business growth strategy. Beginning with Sta-Rite in 1982, the Company has made twelve acquisitions related to the pump and water processing equipment business. The 1993 acquisition of SHURflo Pump Manufacturing Company and the 1995 acquisition of Hypro were strategic transactions intended to improve the Company's market balance. The two acquisitions expanded the Company's market mix by adding new products that are sold principally to original equipment manufacturers in the agricultural, RV/marine and the beverage/food service markets and by adding higher-margin products to the Company's product mix.

        The Company believes that new products are essential to the growth of its manufacturing business, and intends to continue its commitment to new product development. Investment in the business, primarily capital expenditures and product research and development, exceeded $50 million in the aggregate over the past five years. Management believes that promising areas for new product development include water purification systems, pumps for above-ground swimming pools and garden pools, fire protection pump systems and food service pumps.

        Historically, the PSCW has imposed restrictions on public utility holding companies in Wisconsin, including the Company, relating to future nonutility investments. The PSCW has ordered that Wisconsin Gas remain the predominant business, as measured by equity, within the Company's holding company system. In addition, the debt of the Company's non-utility subsidiaries is not permitted to exceed 40% of the total capitalization of such subsidiaries pursuant to an order of the PSCW. After giving effect to the sale of the Common Stock offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds," the amount allowable for future nonutility investment would be
   $          .

                               RECENT DEVELOPMENT

        On July 19, 1995, the Company acquired Hypro in a merger for $58 million in cash and the assumption of $13.3 million in operating liabilities. The acquisition was financed with borrowings under a credit facility entered into in connection with the acquisition. The Company intends to use the proceeds of the offering of the Common Stock to repay a portion of the borrowings under this credit facility. See "Use of Proceeds." Hypro designs, manufactures and markets pumps and water processing equipment for the agricultural, high-pressure cleaning, marine, industrial and fire protection markets. The acquisition of Hypro was accounted for using the purchase method of accounting. The cost in excess of net assets acquired was approximately $58 million and is being amortized over forty years. For the year ended September 30, 1994, Hypro had revenues of $41.1 million and operating income of $5.7 million.

                          DESCRIPTION OF CAPITAL STOCK

   Authorized Shares

        The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 1,500,000 shares of Cumulative Preferred Stock, $1.00 par value (the "Cumulative Preferred Stock"). The Cumulative Preferred Stock is issuable in series, for such consideration and with such designations, dividend rates, redemption prices, liquidation rights and preferences, conversion rights, if any, sinking fund provisions, if any, and voting rights, if any, as may be determined by the Board of
   Directors of the Company.  As of October    , 1995, there were
   shares of Common Stock issued and outstanding. No shares of Cumulative Preferred Stock were issued and outstanding as of such date.

   Dividend Rights and Restrictions

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of Cumulative Preferred Stock that are outstanding, the Common Stock is entitled to such dividends as may be declared from time to time by the Board of Directors in accordance with applicable law. The Company's ability to pay dividends is dependent to a great extent on the ability of its subsidiaries to pay dividends. See "Price Range of Common Stock and Dividends."

   Voting Rights

        Except as provided under Wisconsin law and except as may be determined by the Board of Directors of the Company with respect to any series of Cumulative Preferred Stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Company and on all other matters. Subject to the limitations imposed by Wisconsin law as described below, upon any such vote the holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them. Shareholders have no cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power represented at any meeting of shareholders are entitled to elect all of the directors to be elected at any such meeting. The Company's Restated Articles of Incorporation and By-Laws provide that the Board of Directors is to be divided into three classes, with staggered terms of three years each. The terms of the Common Stock generally may be modified by the affirmative vote of the holders of a majority of the shares of Common Stock voted at a meeting of shareholders at which a quorum is present.

        Section 180.1150 of the Wisconsin Statutes provides that the voting power of shares of Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 of the Wisconsin Statutes contain certain limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as the Company and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder's acquisition of shares before such shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Statutes contain special voting provisions applicable to certain business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Statutes imposes special voting requirements on certain share repurchases effected at a premium to the market and on certain asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

        Section 196.795(3) of the Wisconsin Statutes provides that no person may hold or acquire directly or indirectly more than 10% of the outstanding securities of a public utility holding company such as the Company without approval of the PSCW.

   Other Rights and Limitations

        All shares of Common Stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any shares of Cumulative Preferred Stock which may be outstanding. Except as the Board of Directors may in its discretion otherwise determine, holders of Common Stock have no preemptive rights to subscribe for or purchase shares of the Company. There are no conversion rights, or sinking fund or redemption provisions applicable to the Common Stock.

        The Restated Articles of Incorporation of the Company provide that any director may be removed from office but only for cause by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares entitled to vote in the election of directors. However, if at least the number of directors in the two largest classes of directors plus one director vote to remove a director, such director may be removed without cause by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of the Company entitled to vote thereon. The Restated Articles of Incorporation of the Company also provide that the provisions of the Company's By-Laws regarding the classification, number, tenure and qualifications of directors may only be amended, altered, changed or repealed by the affirmative vote of holders of at least 75% of the voting power of the then outstanding shares entitled to vote in the election of directors.

        The shares of Common Stock offered hereby when issued and paid for in the manner described herein will be fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Statutes regarding personal liability of shareholders for all debts owing to employees of the Company for services performed but not exceeding six months' service in any one case.

   Common Stock Purchase Rights

        The Company has entered into a Rights Agreement (the "Rights Agreement"), dated as of August 29, 1989, with Chemical Bank, as Rights Agent. Pursuant to the Rights Agreement, each outstanding share of Common Stock has attached thereto one Common Stock Purchase Right ("Right") and each share subsequently issued by the Company prior to the expiration of the Rights Agreement, including the shares sold in this offering, will likewise have attached thereto one Right. Under certain circumstances described below, the Rights will entitle the holder thereof to purchase additional shares of Common Stock. In this Prospectus, unless the context otherwise requires, all references to the Common Stock include the accompanying Rights.

        Currently, the Rights are not exercisable or separable and trade with the Common Stock. In the event the Rights become exercisable, each Right (unless held by a person or group which beneficially owns more than 20% of the outstanding Common Stock) will initially entitle the holder to purchase one share of Common Stock at a price of $75 per share, subject to adjustment. The Rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Common Stock having a market value of two times the exercise price. In the event of the acquisition of the Company by another corporation subsequent to such corporation or an affiliated party acquiring 20% or more of the Common Stock, each holder of a Right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on August 29, 1999. Under the Rights Agreement, the Board of Directors of the Company may reduce the thresholds applicable to the Rights from 20% to not less than 10%. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

                                  UNDERWRITING

        Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters") and each of the Underwriters has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite their respective names:

                                                   Number
              Underwriter                        of Shares
    Merrill Lynch, Pierce, Fenner & Smith
              Incorporated  . . . . . . . . . .
    Dean Witter Reynolds Inc. . . . . . . . . .

    Robert W. Baird & Co. Incorporated  . . . .


                                                  ________
              Total . . . . . . . . . . . . . .  1,100,000

                                                 =========

        In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock if any shares of Common Stock are purchased.

        The Underwriters have advised the Company that they propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
   price less a concession not in excess of $     per share.  The
   Underwriters may allow, and such dealers may reallow, a discount not in
   excess $     per share to certain other dealers.  After the initial public offering, the public offering price, concession and discount may be changed.

        The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 165,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby.

        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or in certain circumstances, to contribute to payments which the Underwriters may be required to make in respect thereof.

        Robert W. Baird & Co. Incorporated acted as financial advisor to the Company in connection with the July 1995 acquisition of Hypro. See "Recent Development."

                                  LEGAL MATTERS

        Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Jere D. McGaffey, a partner of Foley & Lardner, is a director of the Company. As of September 30, 1995, Foley & Lardner attorneys who participated in the preparation of this Prospectus beneficially owned an aggregate of 9,045 shares of Common Stock.

                                     EXPERTS

        The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1994, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   ===================================================================

   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.
                        _________________________________

                                TABLE OF CONTENTS
                                                                         Page

   Available Information . . . . . . . . . . . . . . . . . . . . . . . .   2
   Incorporation of Certain Documents
      By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . .   4
   Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Price Range of Common Stock and
      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Recent Development  . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Description of Capital Stock  . . . . . . . . . . . . . . . . . . . .  11
   Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   =========================================================================

                                1,100,000 Shares


                                   WICOR, Inc.


                                  Common Stock

                            _________________________


                                   PROSPECTUS

                            _________________________


                               Merrill Lynch & Co.

                            Dean Witter Reynolds Inc.

                              Robert W. Baird & Co.
                                  Incorporated

   ==========================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

    Securities and Exchange Commission                  $ 13,114
         registration fee . . . . . . . . . . . .
    National Association of Securities Dealers             4,303
         filing fee . . . . . . . . . . . . . . .
    New York Stock Exchange listing fee . . . . .          4,500
    Printing and engraving expenses . . . . . . .         50,000
    Blue Sky fees and expenses  . . . . . . . . .          5,000
    Transfer Agent and Registrar's fee  . . . . .          1,000
    Accounting fees and expenses  . . . . . . . .         17,000
    Legal fees and expenses . . . . . . . . . . .         75,000
    Miscellaneous expenses  . . . . . . . . . . .          5,083
                                                         -------
         Total  . . . . . . . . . . . . . . . . .       $175,000
                                                        ========


   Item 15.  Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

        The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

   Item 16. Exhibits.

      Exhibit
      Number          Description of Document

      (1)       Form of Purchase Agreement.

      (4.1) Restated Articles of Incorporation of WICOR, Inc., as amended (incorporated by reference to Exhibit 3.1 to WICOR, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).

      (4.2) By-Laws of WICOR, Inc, as amended (incorporated by reference to Exhibit 3.3 to WICOR, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994).

      (4.3) Rights Agreement, dated as of August 29, 1989, between WICOR, Inc. and Chemical Bank (f/k/a Manufacturers Hanover Trust Company), as Rights Agent.

      (5)       Opinion of Foley & Lardner.

      (23.1)    Consent of Foley & Lardner (included in Exhibit (5)).

      (23.2)    Consent of Arthur Andersen LLP

      (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

   Item 17. Undertakings.

          (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)  The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 20th day of October, 1995.

                                 WICOR, INC.

                                 By:    /s/ George E. Wardeberg
                                      George E. Wardeberg
                                      President and
                                      Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints George E. Wardeberg and Joseph P. Wenzler, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

            Signature                   Title                Date


      /s/ George E. Wardeberg   President, Chief       October 20, 1995
          George  E. Wardeberg  Executive Officer and
                                Director (Principal
                                Executive Officer)


      /s/ Joseph P. Wenzler     Vice President,        October 20, 1995
          Joseph P. Wenzler     Treasurer and
                                Chief Financial
                                Officer (Principal
                                Financial and
                                Accounting Officer)

      /s/ Wendell F. Bueche            Director        October 20, 1995
          Wendell F. Bueche

      /s/ Willie D. Davis              Director        October 20, 1995
          Willie D. Davis


      /s/ Jere D. McGaffey             Director        October 20, 1995
          Jere D. McGaffey


      /s/ Daniel F. McKeithan, Jr.     Director        October 20, 1995
          Daniel F. McKeithan, Jr.


      /s/ Guy A. Osborn                Director        October 20, 1995
          Guy A. Osborn



      /s/ Thomas F. Schrader           Director        October 20, 1995
          Thomas F. Schrader

      /s/ Stuart W. Tisdale            Director        October 20, 1995
          Stuart W. Tisdale


      /s/ Essie M. Whitelaw            Director        October 20, 1995
          Essie M. Whitelaw



      /s/ William B. Winter            Director        October 20, 1995
          William B. Winter

                                  EXHIBIT INDEX



   Exhibit
   Number    Document Description

   (1)       Form of Purchase Agreement.

   (4.1) Restated Articles of Incorporation of WICOR, Inc, as amended (incorporated by reference to Exhibit 3.1 to WICOR, Inc.'s Annual Report on Form 10-K for the year ended
             December 31, 1992).

   (4.2) By-Laws of WICOR, Inc., as amended (incorporated by reference to Exhibit 3.3 to WICOR, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994).

   (4.3) Rights Agreement, dated as of August 29, 1989, between WICOR, Inc. and Chemical Bank (f/k/a Manufacturers Hanover Trust Company), as Rights Agent.

   (5)       Opinion of Foley & Lardner.

   (23.1)    Consent of Foley & Lardner (included in Exhibit (5)).

   (23.2)    Consent of Arthur Andersen LLP

   (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).